Exhibit (l)(2)

Eric P. Berlin Partner eric.berlin@dentons.com D +1 312-876-2515	Dentons US LLP 233 South Wacker Drive Suite 5900 Chicago, IL 60606-6361 United States dentons.com

OPINION ON THE LEGAL STATUS OF

ALTMORE BDC, INC.

January 14, 2022

INTRODUCTION

Altmore Capital Investment Management, LLC (“Altmore Capital” or the “Investment Manager”), manages Altmore BDC, Inc. (“Altmore BDC” or the “Company”). The Investment Manager has retained Dentons US LLP for the purposes of rendering this opinion for the benefit of Altmore BDC and its shareholders and, in particular, has asked us whether the Company’s debt financings in companies operating directly or indirectly in, and in compliance with, state regulated cannabis programs (collectively, “Cannabis Companies”), would violate the laws of the United States, and in particular the controlled substances and anti-money laundering laws. As described more fully below, our opinion is that the Company will not violate federal law with respect to the Company’s debt financings to the Cannabis Companies. This opinion is being provided in advance of the Company’s Registration Statement, which will be filed on Form N-2 (the “Registration Statement”).

The applicable federal laws are the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863 (the “DPL”), and the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”) As described more fully below, our opinion is that the Company and its shareholders will not violate either federal law or any state law with respect to any of the Company’s debt financings in Cannabis Companies. This letter is being provided in advance of the Company’s filing of the Registration Statement. Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this letter, neither the Company nor its shareholders’ investments in the Company violate the CSA, the DPL, or the MCA.

Our opinion herein is expressed solely with respect to the CSA, including indirect violations (such as through aiding and abetting, and conspiracy), the DPL, and the MCA (collectively, “Applicable Federal Law” or “Applicable Federal Laws”) and is based on these laws as in effect on the date hereof, and not on the law of any other jurisdiction. Our opinion expressed below is in all respects subject to and may be limited by future legislation or case law. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly set forth. This letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

Legal Opinion for Altmore Capital Investment Management, LLC

January 14, 2022

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion (the “Diligence Process”) expressed below. As to certain factual matters, we have relied upon Altmore BDC’s Factual Certification and have not sought to independently verify such matters. For the purposes of providing this legal opinion to you, we have assumed without independent verification or inquiry: the truthfulness, accuracy, and completeness of the information, representations and warranties contained or made in documents and information provided to us; that the person executing the Factual Certification is duly authorized to do so and has the legal capacity to do so, and that all signatures are genuine; the truthfulness, accuracy, and completeness of the statements or representations made to us during the Diligence Process. Whenever our opinion, with respect to the absence of facts, is qualified by the phrase “to our knowledge” or a similar phrase, it is intended to indicate that during the course of our representation in connection with the issuance of this letter, no information has come to our attention which would give us current actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation or verification to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our limited representation of the Company. If any of the foregoing assumptions or any other assumption set forth herein is inaccurate, invalid, or incorrect, our opinions may be otherwise than those as stated herein. We render no opinion with respect to any of the matters assumed.

The foregoing opinions are limited, as applicable, to Applicable Federal Law, as defined above. Our opinion focuses on the CSA, DPL and MCA, and based on the current status of state laws regarding cannabis as of the date of this opinion, it is our view that the CSA, DPL, and MCA are more stringent than related state laws. Therefore, it is our opinion that, if the Company complies with the CSA, DPL and MCA (which we conclude it does), then, in addition to not violating the CSA, DPL and MCA, the Company will meet state law standards. We express no opinion as to any other laws, rules or regulations of any jurisdiction. We are not rendering any opinion as to the Company’s compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

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Legal Opinion for Altmore Capital Investment Management, LLC

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FACTUAL BACKGROUND FOR OPINION

Altmore Capital, founded in 2018, is a specialty finance firm focused on the U.S. state-regulated cannabis industry. To date, Altmore Capital has led over $225 million in financings for leading cannabis operators in California, Colorado, the District of Columbia, Illinois, Maryland, Massachusetts, Michigan, Missouri, Nevada, Ohio, Pennsylvania and West Virginia.

Altmore BDC was formed in 2021. Altmore Capital manages the Company under the terms of an Investment Management Agreement. The Company will pay the Investment Manager a management fee and an incentive fee based on a percent of the Company’s ordinary income and capital gains.1 The Company will elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940. The Company will hold assets, most of which were acquired from other investment vehicles also managed by Altmore Capital, including Altmore Debt Fund I, LP, a Delaware Limited Partnership.

Description of Altmore BDC’s principal investment strategy

Altmore BDC’s principal investment strategy is as follows:

•	Altmore BDC is among the many private and public companies providing ancillary goods or services to the broad ecosystem of companies involved directly or indirectly in state-regulated cannabis programs. Some examples of recently listed companies that service state-legal cannabis businesses are: Akerna (NASDAQ: KERN) (provider of seed-to-sale and point-of-sale tracking to state-legal Cannabis Companies); GrowGeneration Corp. (NASDAQ: GRWG) (chain of hydroponics stores in states that have legalized cannabis cultivation); and AFC Gamma (NASDAQ: AFCG) (real estate investment trust (“REIT”) providing loans to state cannabis licensees). Further examples are provided on pages 20-21. The Company uses the investment proceeds described above to provide loans to Cannabis Companies, but with many restrictions. All of the loans will be compliant with all applicable laws and regulations within the jurisdictions in which they are made or to which the Company is otherwise subject, including U.S. federal laws.

•	The Company has no involvement with the cannabis industry other than through traditional commercial lending activities. The Company does not intend to receive equity warrants from its borrower Cannabis Companies, for as long as the federal prohibition on cannabis remains in place under the CSA, or Nasdaq does not permit companies making equity investments in cannabis to list on their exchange.[2] The Company does not cultivate, distribute, sell, or possess cannabis.[3] Nor does the Company process or receive payments for cannabis or cannabis products.[4] The Company also does not place advertisements for the sale of cannabis, own, control, or manage any real estate on which cannabis is trafficked,[5] or do anything else that could violate the CSA.

1 Altmore BDC Factual Certification ¶ 3.

2 Id. at ¶ 6.

3 Altmore BDC Factual Certification ¶ 1.

4 Id. at ¶ 5.

5 Id. at ¶ 1.

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•	The Company believes that the state-regulated cannabis industry in the U.S. presents significant opportunities to obtain above-average rates of return for senior secured term loans as opposed to other U.S. industries. The Company focuses on companies in the cannabis sector because the cannabis industry is one of the fastest-growing industries in the United States, and because the founders of the Company, as well as Altmore Capital, have proven their ability to identify and structure lending opportunities for leading state-legal cannabis operators. The U.S. state-legal cannabis industry has become significant, projected to generate over $20 billion of retail sales and $92 billion of total economic impact in 2021, and is expected to continue to grow at a high rate.[6] The industry already has created over 320,000 jobs to date in the United States.[7] Thirty-seven states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam have legalized some form of cannabis cultivation, processing, distribution, sales and use for certain medical purposes.[8] Seventeen of those states, the District of Columbia, Guam, and Northern Mariana have legalized cannabis for adults for non-medical purposes (sometimes referred to as adult or recreational use).[9] While the United States government continues to list “marihuana” (except hemp) as a Schedule I controlled substance under the CSA, it has not enforced federal cannabis prohibition laws against state-legal entities or their vendors in at least six years.

•	The Company would not be the first offering loans to state-legal cannabis businesses to make an Initial Public Offering (“IPO”) in the U.S. In March 2021, AFC Gamma, Inc. (“AFCG”), a commercial real estate company that provides loans to cannabis businesses, completed its IPO on Nasdaq.[10] Similar to the Company, AFCG originates, structures, underwrites and manages senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult-use cannabis.[11] Nasdaq, according to its own policies, “cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates.” Therefore, in the case of AFCG, Nasdaq made a determination that AFCG was not violating U.S. federal law in order to list its initial public offering. Given the similarities between the Company’s and AFCG’s business models, it is an informative precedent and illustrates that the Company would not be the first company of its type to become publicly listed.

6 Andrew Long, Marijuana industry expected to add $92 billion to US economy in 2021, Marijuana Business Daily (May 11, 2021), https://mjbizdaily.com/marijuana-industry-expected-to-add-92-billion-to-us-economy-in-2021/?cn-reloaded=1.

7 Bruce Barcott, Beau Whitney, and Janessa Bailey, The US cannabis industry now supports 321,000 full-time jobs, Leafly (Feb. 16, 2021), https://www.leafly.com/news/industry/cannabis-jobs-report.

8 Following the five states whose ballot initiatives passed in the 2020 election, Alabama, New Mexico, New York, and Virginia are the most recent states to legalize.

9 We do not include in the number South Dakota, whose adult use legalization ballot initiative passed but was overturned by a state court and is on appeal.

10 AFC Gamma, Inc., https://www.nasdaq.com/market-activity/stocks/afcg.

11 AFC Gamma, Inc. Form S-11, https://www.sec.gov/Archives/edgar/data/1822523/000114036120029565/nt10017017x2_s11.htm#tLM.

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Legal Opinion for Altmore Capital Investment Management, LLC

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•	The Company seeks to achieve its investment objective by using its investment funds to provide loans to Cannabis Companies, including those licensed under state and local laws as cultivators, processors, distributors and retailers. U.S. cannabis operators have continued to increase the number of their customers and patient counts, their revenues, their operating profits and cash flows, number of employees, and facilities. Accordingly, the ability of U.S. cannabis operators to take on, service, and repay debt with interest payments rather than equity is increasing. At the same time, the commercial loan market for cannabis businesses is underserved.

•	The Company intends to invest primarily in senior secured loans, including unitranche and second lien debt instruments, as well as unsecured debt instruments, issued by its borrowers.[12] The Company’s current debt portfolio includes primarily senior secured term loans provided by the Company to state and locally-licensed Cannabis Companies. The Cannabis Companies to which the Company lends typically have: tens or hundreds of millions of annual revenue; dozens or hundreds of employees; multiple facilities; and professional senior management teams. Most of the Cannabis Companies are private, but some are public, with primary listings on Canadian exchanges and shares also traded on U.S. OTC markets.

•	The Investment Manager evaluates approximately two dozen debt opportunities per month, and pursues opportunities with creditworthy, compliant operators. As it would in any industry, the Company prioritizes companies that are cash flow positive or will be soon, have a strong track record and management team, have sophisticated equity investors, and assets to collateralize the loan sufficiently. Geographically, Altmore Capital provides financing across the range of states with medical and adult-use cannabis programs.

12 Altmore BDC Factual Certification ¶ 2.

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Legal Opinion for Altmore Capital Investment Management, LLC

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•	The Company will offer managerial assistance to its portfolio companies, but will limit the offered (and any provided) assistance to services that would generally help with good corporate governance. Thus, the Company’s offered services will be limited to: assistance related to locating, negotiating, and assessing financing options, especially debt financing; introductions to federally and state-chartered banks that provide depository services for state-legal cannabis businesses; assistance in corporate insurance planning including recommendations for appropriate coverage levels and insurance terms, and referring portfolio companies to insurance providers; and assistance with strengthening corporate governance structure and processes.[13] The Company will not offer any services that could be construed as assisting a borrower to grow, manufacture, distribute, or sell cannabis.[14]

The Investment Manager has further represented to us that it and the Company will adhere to the following additional principles in selecting debt financing opportunities for the Company:

•	The Company provides loans to Cannabis Companies with operations only in states and localities that have legalized medical or adult-use cannabis, and lending is limited to Cannabis Companies that comply with all applicable state and local laws. The Company has robust procedures to check the compliance of borrowers, which may include companies that (i) engage in or support the legal production, cultivation, and/or sale of cannabis; (ii) own intellectual property related to the sale of legal cannabis; or (iii) are in the consumer goods and healthcare sectors.

•	The Company does not and will not own, control, manage, or take possession of any property on which cannabis is sold, used, or even possessed, in violation of federal law. The Company also has no legal access to any cannabis-related property, except for limited inspection rights provided by its loan agreements. The Company’s involvement with any real estate is limited to listing it as a secured asset and conducting periodic reasonable due diligence activities, as set forth in its loan agreements with borrowers.[15]

•	If a borrower defaults on its loan obligations, the Company will not seize any borrower assets, but rather will require the borrower to sell or dispose of assets, or will restructure the borrower through a private workout, assignment for the benefit of creditors, state court-ordered receivership, or other local and state restructuring processes. Upon a borrower default, the Company may also sell its secured lender interest to a third party.[16]

13 Altmore BDC Factual Certification ¶ 13.

14 Id. at ¶ 13.

15 Id. at ¶ 7.

16 Altmore BDC Factual Certification ¶ 8.

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Legal Opinion for Altmore Capital Investment Management, LLC

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•	Principal and interest payments on loans are not tied in any way to borrowers’ sales of cannabis.[17] The Company does not share revenues with its borrowers or have any stake in the business ventures of its borrowers in the form of equity, a sales commission, or a revenue or profit-sharing arrangement.[18] The Company has no financial interest in any licensee’s sale of cannabis, or financial success beyond that a given borrower is able to make timely principal and interest payments.[19] The principal and interest payment obligations for the Company’s loans are not tied in any way to borrowers’ revenues or profits, and remain the same regardless of a borrower’s performance.[20] The Company would prefer that borrowers not default and that at least some seek additional loans from the Company, the same as any business wants its customers to meet their payment obligations to the business and to continue to utilize the business’s services. Additionally, liquidation of securitized assets requires some additional effort on the Company’s part, and it would prefer for borrowers to meet their loan obligations without seeking liquidation of securitized assets. That being said, the Company invests primarily in senior security interests in the borrower’s assets, including unitranche and second lien debt instruments, as well as unsecured debt instruments, issued by its borrowers.[21] The borrower is required to liquidate assets, if necessary, to pay the outstanding amounts due under the loan. The Company seeks to receive its loan payments regardless of whether the borrower is financially successful, and the Company does not have an incentive, like an additional bonus payment, that is proportionate to the borrower’s financial success. Borrowers’ principal and interest payments do not increase with an increase in the borrower’s profitability, and remain the same regardless of how financially successful the borrower is at any given time.

•	The Company’s loans are never solely directed for the purpose of purchasing any property used to grow, process, or sell cannabis, but can be used to fund any of the borrower’s general corporate purposes, including paying off prior indebtedness and loan transaction fees and expenses, and funding working capital, acquisitions and capital expenditures.[22]

17 Id. at ¶ 4.

18 Id. at ¶ 10.

19 Id. at ¶ 4.

20 Id. at ¶ 4.

21 Id. at ¶ 2.

22 Id. at ¶ 9.

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Legal Opinion for Altmore Capital Investment Management, LLC

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•	The Company only lends to Cannabis Companies which have passed its Investment Manager’s extensive due diligence process, described in more detail below, which aims to have sophisticated underwriting and evaluates numerous cannabis-specific issues that the Investment Manager has learned to vet over time to understand the borrower’s historical and future compliance with local and state laws. All of these Cannabis Companies’ cannabis-related business activities are legal under the state and local laws of the relevant jurisdictions where they operate.

•	The Company’s underwriting process has several phases: (1) first, before the Company even issues a term sheet, a preliminary checklist must be satisfied, which includes many cannabis-industry specific items; (2) next, the Investment Manager conducts an initial review of collateral, analyzing each borrower asset in each state, and the likelihood of being able to recover the full value, in the event a receivership; (3) the Investment Manager’s restructuring consultant undertakes a review of the legal and transactional documents; (4) the Investment Manager oversees a comprehensive due diligence process, which includes many cannabis-industry specific items; and (5) finally, the Investment Manager summarizes the deal terms and the diligence findings in a memorandum, and Altmore Capital’s Investment Committee must unanimously agree to proceed with the debt offering.

•	The Investment Manager conducts robust due diligence on companies at intake and on an ongoing basis, as required by both the Company and the Investment Manager. The Company’s due diligence process includes the following areas: financial, collateral, liabilities and contingencies, licensing, operations, and market dynamics. First and foremost, the Company verifies any potential borrowers’ legal compliance particularly with state cannabis laws. Altmore Capital also prioritizes Cannabis Companies who have experienced, professional management teams, and who have sophisticated investors (and the ability to recapitalize the Cannabis Company, if necessary). The Company’s due diligence of companies operating in state regulated cannabis programs goes well beyond checking to make sure that the Cannabis Company is properly licensed. Altmore Capital ensures that the Cannabis Company is complying with state cannabis and other laws and maintains best practices for finance, accounting, money handling and insurance. The Cannabis Companies currently must supply, where applicable and among other documents and information, the following: [23]

23 See Altmore Capital Due Diligence Request List.

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Financial Information

•	Historical financials, including three years of income statements, balance sheets, and cash flow statements (audited, if available)
•	Monthly financials for the prior year and current year to date
•	Three years of monthly budget-to-actual analysis provided to the Board
•	Copies of historical income tax returns
•	Any quality of earning analysis or report previously done
•	Detailed financial projections and the assumptions
•	Current and next year monthly budget
•	For cultivation, cost per gram by facility
•	For dispensaries, sale per square foot
•	A/P and A/R aging analysis
•	Breakout of current assets and liabilities
•	Breakout of other assets and liabilities
•	Historical internal wholesale pricing analysis
•	Historical internal production analysis
•	Asset list with cost or FMV estimates, as well as documentation for any loans/liens
•	Any appraisals or valuations of company or assets, if available
•	Current tax obligations, and any cash reserves against them
•	Any restricted cash obligations
•	List of any off-balance sheet assets & liabilities and any accrual adjustments for current assets & liabilities
•	Related-party transactions, including list of any loans to employees
•	Detailed capex plans for major projects (outdoor cultivation, processing, etc.)
•	List of operating facilities (cultivation, processing, manufacturing, retail) broken down by location, square footage, and rent
•	List of debt obligations and liens with amounts, including secured and unsecured debt, installment payments due
•	Any UCCs filed on assets
•	List of lease obligations & leases for major operations

License and Regulatory Information

•	List of all licenses, permits and other entitlements
•	Copies of state and local licenses & permits, and also results of regulatory inspections

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•	List of any complaints lodged by neighbors or community, or negative local press or civic action concerning facilities
•	List of major agreements, including with key vendors and contracts

Legal and Organizational Information

•	Detailed capitalization table with amount of investment and % ownership
•	Organizational chart with ownership % of subsidiaries and description of entity. If not 100% owned, operating agreement governing the entity
•	Any legal or internal investigation disclosure
•	List and description of any litigation, including ADR
•	Latest deck, business plan or other marketing materials shared with potential investors

Personnel Information

•	Personnel organizational chart
•	Management/key employee list and salaries/bonuses
•	Employee headcount by department
•	Recent background checks on senior management and board members, if available

Business/Governance Information

•	Board minutes
•	Board member bios

•	The terms of each of the Company’s loans to Cannabis Companies require that borrowers represent and warrant that they are operating in compliance with applicable laws. Additionally, borrowers covenant that they will continue to comply with all legal requirements throughout the term of the loan.

•	If the Company identifies or becomes aware that a borrower no longer meets the Company’s requirements, including if the Cannabis Company is not operating in compliance with state law, Altmore Capital will promptly take corrective action.[24] This has never occurred with any of the Company’s borrowers to date, and operating in compliance with state law is a requirement of the Company’s Loan Agreements. Lack of compliance would be a breach of the borrower’s agreement with the Company.[25]

24 Altmore BDC Factual Certification ¶ 12.

25 Id.

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Legal Opinion for Altmore Capital Investment Management, LLC

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•	The Company, along with the Investment Manager, has an AML and cash management policy, which includes a refusal to accept cash payments on loans.[26] The Investment Manager has contracted with NAV Consulting, Inc. (“NAV”),[27] in the past, to monitor compliance with AML policies, provide training, monitor changes in the law, review and resolve AML issues and reports of suspicious activity, and ensure that records are properly maintained.[28] Going forward, the Investment Manager has contracted with SS&C Technologies, Inc. (“SS&C” or “Transfer Agent”) to provide Transfer Agency Services for the Company, including AML and CIP services.[29]

•	The Company deliberately operates its business openly, does not accept cash payments, follows procedures to assure transparency of the sources of funds, and is open and transparent with financial institutions regarding the source of its funds.[30] In the past, NAV conducted KYC due diligence on customers and ensured that none are on the U.S. Office of Foreign Asset Control (OFAC) Sanctioned Country or Specially Designated National (SDN) lists (among other international lists) to ensure the investor is not a prohibited entity or person.[31] Going forward, any shareholders coming in through the IPO will hold the position in an omnibus account through the Depository Trust Company (the "DTC"). The intermediary will have AML/KYC responsibilities. For shareholders who come in through the private offering, our Transfer Agent will perform those duties. Once the position is moved to the intermediary in order to trade on the exchange (the Omnibus position with DTC); those duties will then be performed by the intermediary.[32]

•	The Company’s previous administrator, NAV, used Dual Control to monitor and process payments, requiring two levels of approval and payment data in order to release payments.[33] The Company’s go-forward Transfer Agent will use an equivalent monitoring and processing procedure.[34] These procedures meet and exceed the legal obligations of a company like Altmore Capital, and go further to assure transparency and to protect against any reputational harm of even perceived money laundering or involvement with illegal activities.

26 Altmore Anti-Money Laundering Policy and Procedure.

27 More information on NAV Consulting is available at www.navconsulting.net.

28 Altmore BDC Factual Certification ¶ 14.

29 Id.

30 Altmore Anti-Money Laundering Policy and Procedure; Altmore BDC Factual Certification ¶¶ 15-16.

31 NAV, RTA Dual Control (Detail) document.

32 Altmore BDC Factual Certification ¶ 14.

33 NAV, RTA Dual Control (Detail) document.

34 Altmore BDC Factual Certification ¶ 14.

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•	The Investment Manager provides extensive documentation to financial institutions when it opens a bank account for a new Special Purpose Vehicle (“SPV”) dedicated to servicing one of the Company’s loans, or for the bank accounts opened relating to the Company. The provided support includes documents relating to corporate formation, operating agreements, information on the ownership structure and identification and personal information about the individuals owning and controlling the SPV, and any other information required in order to comply with each bank’s AML policy.[35]

•	The Investment Manager’s and the Company’s AML procedures require extensive due diligence on their investors to protect Altmore Capital and the Company as well as its portfolio companies.[36] Altmore Capital partner Hyung-Jin Patrick Kim, a member of the bar of the District of Columbia, monitors AML compliance, manages the relationship with the Transfer Agent and Altmore’s banks, and is capable of conducting trainings on AML policy internally. The Company’s use of AML procedures, together with the previously outlined due diligence of potential and current portfolio companies, surpass the Financial Crimes Enforcement Network’s (“FinCEN”) guidance for financial institutions to comply with the Bank Secrecy Act.[37]

NASDAQ

The Nasdaq Stock Market (“Nasdaq”) requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company's listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company's activity, Nasdaq largely relies on the risk factors and other disclosures made in the company's filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.38

35 Id. at ¶ 15.

36 Altmore Anti-Money Laundering Policy and Procedure; NAV Consulting, RTA Dual Control (Detail) document.

37 See FinCEN. BSA Expectations Regarding Marijuana-Related Businesses. https://www.fincen.gov/resources/statutes-regulations/guidance/bsa-expectations-regarding-marijuana-related-businesses. Neither the Investment Manager nor the Company files FinCEN suspicious activity reports, as neither is a financial institution required to do so.

38 Available at listingcenter.nasdaq.com/ (Identification No. 1474).

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For the reasons explained in the next section, the Investment Manager will meet that standard, as its business will not violate U.S. federal law or the law in any jurisdiction where the Investment Manager operates.

LEGAL ANALYSIS

We analyzed the potential criminal exposure of the Investment Manager or the Company and its shareholders solely under the current Applicable Federal Laws in connection with the Company’s proposed lending to Cannabis Companies.39

Based on our review of case law and other authorities, we note the following:

•	The Company does not cultivate, distribute, sell, or even possess cannabis.[40] Nor does the Company process or handle payments for cannabis or cannabis products.[41] Principal and interest payments on loans are not tied to borrowers’ sales of cannabis. [42] The Company also does not place advertisements for the sale of cannabis or own, control or manage real estate on which cannabis is trafficked.[43] Liability would be determined based on whether the Investment Manager, via the Company, directly or indirectly violates the CSA, DPL or MCA, based on its lending to state-legal Cannabis Companies. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA to extend criminal liability to the activities as outlined above, or even to Cannabis Companies.

•	The Company does not violate the DPL. The CSA exempts from criminal liability under the DPL “any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items.” 21 U.S.C. § 863(f)(1). To the extent any business to which the Company makes a loan, sells or possesses items primarily intended or designed for use with cannabis, the items are authorized by state law legalizing cannabis, and such items for that use, and the items and related activities are exempt by state law authorization under section 863(f)(1).

39 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), FinCen, or foreign authorities.

40 Altmore BDC Factual Certification ¶ 1.

41 Id. ¶ 5.

42 Id. ¶ 4.

43 Id. ¶ 1.

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•	Neither the Investment Manager nor the Company violates MCA laws. The Company deliberately operates its business openly, does not accept cash payments from its customers, and has an AML policy, which includes procedures to assure transparency of the sources of funds.[44]

•	Federal prosecutors have considerable discretion not to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have focused on growers, producers, and distributors within the U.S. that have violated applicable state and local laws[45] and the principles outlined in the DOJ’s original guidance about not prosecuting state legal cannabis activities that do not violate certain federal priorities, such as selling controlled substances to minors and preventing violence and the use of firearms in connection with the cultivation of cannabis (“Cole Memorandum.”)[46]

Our opinion focuses on the CSA, DPL, and MCA, and based on the current status of state laws regarding cannabis as of the date of this letter, it is our view that the CSA, DPL and MCA are more stringent. Therefore, it is our opinion that, because the Company complies with the CSA, DPL and MCA, and will not be aiding and abetting the violation of, or conspiring to violate, these federal laws, then in addition to not violating the CSA, DPL and MCA, the Company will meet state law standards because it will only offer loans to, but will not make equity investments in Cannabis Companies.

I.	FEDERAL LAW

Neither the Investment Manager nor the Company is violating Applicable Federal Law through its business, as will be described in the Company’s Registration Statement, because, among other considerations and as explained further below, the Company does not engage in the conduct targeted by the relevant statutory provisions of the CSA, does not indirectly violate the CSA through aiding and abetting or conspiracy theories, and is not engaged in money laundering.47 Furthermore, the Department of Justice (the “DOJ”) is not targeting state-legal cannabis activities. Prosecutorial discretion and DOJ considerations of whether to enforce against a particular Cannabis Company are discussed in more detail in Section IV.

44 Altmore Anti-Money Laundering Policy and Procedure; NAV AML Policy.

45 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

46 Department of Justice Memorandum dated August 29, 2013 from Deputy Attorney General James M. Cole on Guidance for Marijuana Enforcement. https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf; while this Guidance was later repealed by then Attorney General Jeff Sessions, it has continued to inform thinking around compliance for cannabis companies and ways of evaluating risk of different cannabis activities.

47 We note that, for any analysis of criminal statutes, including the CSA and applicable indirect federal law (e.g., aiding and abetting; conspiracy), the statutory construction rule of lenity, which arises out of due process concerns, applies and requires that interpretation of ambiguous statutory element for criminal offenses be construed as narrowly as possible and in the light most favorable to the defendant. United States v. DeAlba, No. 2:12-cr-00079, 2012 WL 5288756, at *1 (D. Nev. Sept. 14, 2012). See also, e.g., Carter v. Welles-Bowen Realty, Inc., 736 F.3d 722, 729 (6th Cir. 2013) (“The rule of lenity tells courts to interpret ambiguous criminal laws in favor of criminal defendants.”); Vera v. O’Keefe, 791 F. Supp. 2d 959, 964 (S.D. Cal. 2011) (same).

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II.	THE CSA

The Company’s operations as described above, and as will be described in the Registration Statement, do not violate the CSA for the reasons explained below.

Loans to any Cannabis Company will be limited to companies complying fully with, and, if legally required, licensed by state-regulated cannabis programs, and will otherwise be structured in full compliance with federal and state laws.

Altmore BDC does not and will not traffic in cannabis

The cultivation, distribution, and sale of cannabis remain illegal under the CSA.48 The Company does not cultivate, distribute, sell or even possess cannabis.49 Nor does the Company process or handle payments for cannabis or cannabis products.50 Principal and interest payments on loans are not tied in any way to borrowers’ sales of cannabis.51 The Company also does not place advertisements for the sale of cannabis or own, control, or manage real estate on which cannabis is trafficked.52

Altmore BDC’s loans to companies licensed by state-regulated cannabis programs will not violate CSA Section 856

While a borrowers’ real estate may be secured as collateral for the loan, the Company will not violate section 856, known as the “Crack House Statute.”53 Entities or persons who manage or control a property and knowingly make that property available for the purposes of manufacturing, distributing, or using any controlled substances can be found liable under the CSA, section 856(a), which states:

48 21 U.S.C. § 801 et seq.

49 Altmore BDC Factual Certification ¶ 1.

50 Id. at ¶ 5.

51 Id. ¶ 4.

52 Id. ¶ 1.

53 21 U.S.C. § 856.

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Except as authorized by this subchapter, it shall be unlawful to—

(1) knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance;

(2) manage or control any place, whether permanently or temporarily, either as an owner, lessee, agent, employee, occupant, or mortgagee, and knowingly and intentionally rent, lease, profit from, or make available for use, with or without compensation, the place for the purpose of unlawfully manufacturing, storing, distributing, or using a controlled substance.

The Company will not violate section 856(a)(1) as it will never own or control real estate on which cannabis is sold or used in violation of federal law and accordingly cannot open, lease, use, or maintain the property. It likewise will not violate section 856(a)(2) as a mortgagee. Section (a)(2) was added years after (a)(1) to enforce against those who knowingly and purposefully were making their warehouses available for drug use during “raves.”54

The Company should not be liable under section 856(a)(2) for three reasons: first, the Company does not “manage or control” any property where prohibited activities may occur55; second, and related to the first, the Company is not an “owner” or a “mortgagee” as that term is used traditionally or in section 856; third, the legislative history further supports that property used for state legal medical cannabis was never an intended target of section 856(a)(2).

The Company never manages or takes possession or control of its borrowers’ real estate.56 Instead, if real estate were part of the borrower’s collateral, if necessary in the event of a default, the borrower would have to sell certain assets, including real estate, to re-pay the loan or to undergo a restructuring process, such as through state court-ordered receivership, wherein a receiver would take control of and operate the borrower’s assets, with the goal of selling or otherwise disposing of the assets to repay creditors.57 The Company also has no legal access to the property, except for limited inspection rights provided by agreement.58 Altmore BDC will never take ownership or control of any property on which any cannabis activity is occurring in violation of the CSA.59

54 H.R. CONF. REP. 108-66 for 21 U.S.C. 856(a)(2) (“This section, known as the Illicit Drug Anti-Proliferation Act, helps to protect children by amending the Controlled Substances Act to expand the ‘crack house’ statute. This expansion makes it clear that anyone who knowingly and intentionally uses their property, or allows another person to use their property, for the purpose of distributing or manufacturing or using illegal drugs will be held accountable. This section raises the penalties for people who traffic in a substance often marketed to children at clubs; and authorizes funds for drug prevention activities.”).

55 Altmore BDC Factual Certification ¶¶ 1 & 7.

56 Id. at ¶ 7.

57 Id. at ¶ 8.

58 Id. at ¶ 2.

59 Id.

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Furthermore, the Company’s loans are never solely directed for the purpose of purchasing any property, but can be used to fund any of the borrower’s general corporate purposes, including paying off prior indebtedness.60 None of the company documents we reviewed authorize or anticipate any direct management or control by the Company over any of the borrowers or the underlying secured properties.

Tellingly, we found not even one case of a prosecution against a mere mortgagee under section 856(a)(2). In the reported case law, section 856 is used most often to prosecute individuals who are both owners and operators of crack houses, pill mills, methamphetamine labs or illegal (under state and federal law) marijuana grow houses.61 Those defendants were also charged with the manufacture or distribution of an illegal controlled substance and under section 856. Even when a section 856 claim is brought alone, the defendant generally played a role in the underlying trafficking activities.62 Consequently, cases brought under this section generally rely on evidence that the person was present on the property and took affirmative steps to maintain or manage the property.63 The Company has none of the involvement seen in the section 856 cases. The borrower’s property serves solely as collateral to secure repayment of its loan obligations to Altmore Capital. The Company’s involvement with the real estate is limited to listing it as a secured asset and conducting periodic reasonable diligence activities, as set forth in its loan agreements with borrowers.64Because the Company does not “manage or control” any of the properties in question, it could not be found liable under section 856.

60 Id. at ¶ 9.

61 See, e.g., United States v. Griffith, 397 Fed. Appx. 613 (11th Cir. 2010) (methamphetamine lab); United States v. Henry, 307 Fed. Appx. 331 (11th Cir. 2009) (crack house); United States v. Garcia, 405 F.3d 1260 (11th Cir. 2005) (marijuana grow house).

62 See, e.g., United States v. Chen, 913 F.2d 183 (5th Cir. 1990). The Fifth Circuit’s opinion in United States v. Chen, 913 F.2d 183 (5th Cir. 1990), is often cited as an example of a case where the owner was not directly involved but still found liable under 856(a)(2) for other individuals’ CSA violations. In Chen, the motel owner found to be liable under section 856(a)(2) was at least deliberately ignorant of the activity. Control and ownership were not at issue; the defendant and her family lived on the property. The question was whether Chen’s deliberate ignorance was sufficient to meet the knowledge element. The facts reveal that Chen was somewhat involved in at least fostering the underlying crimes. Chen had taken several direct actions (for example, warning dealers when law enforcement were coming to the property) such that she was seen as playing an active role in allowing the activity to continue.

63 See, e.g., United States v. Clavis, 956 F.2d 1079 (11th Cir. 1992) (considering factors such as whether defendants leased premises, were regularly present on premises for purposes of conducting repairs, paid rent for premises, or accepted delivery of keys from landlord); United States v. Sadler, 750 F.3d 585 (6th Cir. 2014) (considering evidence that one defendant owned the pain-management clinic, signed the clinic's lease and rent checks, was the office repairman, and was considered the boss of the clinic by the employees, and that lessees of the clinic properties considered another defendant a point of contact for complaints, payments, and other issues); United States. v. Molina-Perez, 595 F.3d 854 (8th Cir. 2010) (defendant leased the property, visited the property weekly, and referred to men on property as “his workers,” among others).

64 Altmore BDC Factual Certification ¶ 7.

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While the Company may designate real estate as security for a loan, the Company is not a mortgagee for several reasons: (1) the loaned money is not tied solely to the purchase of any specific land or a building, but rather can be used for any number of purposes;65 (2) the Company neither exerts nor is entitled to management or control of the real estate; and (3) the Company will not under any circumstances own, possess, or control the borrower’s property.66 Instead, if necessary in the event of a default, the remedies under the loan agreements provide that a borrower will sell its real property to repay the loan or undergo a restructuring process, such as state court-ordered receivership.67 The Company’s involvement is incidental, and not necessary to the underlying activities occurring on the property.

Section 856’s legislative history further supports that the Company is not the type of entity that Congress sought to target with the Crack-House Statute. A court's goal when interpreting a statute is to effectuate Congress' intent. Stated differently, “[w]hen a court interprets a statute, the court articulates the meaning of the words of the legislative branch.”68 Section 856(a) was enacted in 1986 to address the proliferation of crack houses, where those managing or controlling property were permitting the trafficking and use of crack cocaine at the premises. Subsection (a)(2) was added in 2003 to address a similar concern about drug-fueled raves targeting particularly the young.69 At that time, even though several states had already legalized medical cannabis, there is no mention in the legislative history that medical cannabis businesses in these states were a target or a concern of this law.70 In the intervening time, many more states have adopted state medical and adult-use cannabis laws; yet we know of no case in which a person or entity was criminally charged under section 856(a)(2) for making property available to a state-legal cannabis entity.71

65 Id.

66 Id.

67 Id.

68 Robert A. Katzmann, Judging Statutes 8 (2014).

69 See H.R. CONF. REP. 108-66 for 21 U.S.C. 856(a)(2).

70 See id.; see also 149 Cong. Rec. 9378-93.

71 There is a case in a civil context where a judge dismisses an entity’s unjust enrichment claim on the basis that the actor has “unclean hands” due to violating portions of the CSA, including section 856(a)(2). In that case, the court stated that “[p]roviding funds in exchange for equity violates the CSA because it would allow the investor to profit from the cultivation, possession, and sale of marijuana. Bart St. III v. ACC Enterprises, LLC, No. 217CV00083GMNVCF, 2020 WL 1638329, at *9 (D. Nev. Apr. 1, 2020). Altmore BDC is clearly distinguishable from Bart St. III because it does not receive any equity from its borrowers, and therefore will not profit as an investor from activities that violate the CSA.

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Legal Opinion for Altmore Capital Investment Management, LLC

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Applicable Indirect Federal Law

Based on its operations described above, neither the Investment Manager nor the Company is violating the applicable indirect federal law, discussed herein.

1.	Aiding and Abetting

Aiding and abetting a violation of the CSA is federally illegal. Pursuant to 18 U.S.C. § 2(a), whoever commits an offense against the United States or aids, abets, counsels, commands, induces, or procures its commission, is punishable as a principal. To convict a defendant for aiding and abetting, a prosecutor must prove beyond a reasonable doubt: (1) that the accused had specific intent to facilitate the commission of a crime by another; (2) that the accused had the requisite intent of the underlying substantive offense; (3) that the accused assisted or participated in the commission of the underlying substantive offense; and (4) that someone committed the underlying offense.72 The government must prove that the defendant associated with the criminal venture purposefully participated in the criminal activity, and sought by its actions to make the venture successful.73

Two federal cases provide legal and factual context for understanding the current framework for analyzing whether certain conduct rises to the level of aiding and abetting, even when the accused knows of the principal’s intent. Both cases held that the sale of innocent goods or services to criminals or criminal enterprises, without more, does not rise to the level of aiding and abetting. The seminal case on aiding and abetting as it relates to this issue dates back to 1940. In U.S. v. Falcone, Judge Learned Hand held that individuals who supplied “sugar, yeast, and cans, out of which [the] alcohol was distilled” by illicit distillers, were not sufficiently “positive” to justify a “prosecution for conspiracy or abetting” because the defendants providing sugar and jars did not have a “stake in [the] outcome” of the criminal enterprise.74

72 Criminal Resource Manual 2474, Elements Of Aiding And Abetting, https://www.justice.gov/usam/criminal-resource-manual-2474-elements-aiding-and-abetting; United States v. Bancalari, 110 F.3d 1425, 1429 (9th Cir. 1997).

73 See United States v. Landerman, 109 F.3d 1053, 1068 n.22 (5th Cir. 1997).

74 United States v. Falcone, 109 F.2d 579, 581 (2d Cir. 1940).

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Building on Falcone, Judge Posner held in the Seventh Circuit opinion that a clothing store clerk who sold a red dress to a sex worker, knowing that she wore the dress for prostitution, was not guilty of aiding and abetting or conspiracy because “if the clerk didn’t make the sale, she would buy, at some trivial expense in time or money, an equivalent outfit from someone ignorant of her trade. That is where the requirement of proving the defendant’s desire to make the illegal activity succeed cuts off liability.”75 In a more recent opinion, Posner noted that in the earlier case the clerk’s sale of the dress was not “really helping her or promoting prostitution” the way that he would be if for example he “recommended customers to her in exchange for a commission.”76 The Hand and Posner opinions illustrate where federal courts have drawn the line between activity that rises to the level of aiding and abetting on the one hand and mere commercial activity that involves knowledge of a customer’s criminal activities, and technically facilitates it, on the other hand. In the latter case, the individual or entity engaging in commercial activity does have the requisite intent or “stake” in the customer’s criminal business to rise to the level of aiding and abetting.

Neither the Investment Manager nor the Company is violating the CSA under an aiding and abetting theory. First, as a general point, aiding and abetting liability cannot be used to prosecute all companies doing business with companies operating in state regulated cannabis programs. As set forth in Falcone and Zafiro, although businesses providing incidental products or services to state-legal cannabis businesses are purposefully engaging in commercial activity, and may have knowledge that such customers are conducting federally illegal acts using their products, these businesses do not have sufficient intent or economic interest in the furtherance of their customers’ business to rise to the level of aiding and abetting.

Second, and relatedly, neither the Investment Manager nor the Company would meet the elements of aiding and abetting a CSA violation. Neither has either the specific intent to facilitate a violation of the CSA nor the requisite intent to violate the CSA itself. Furthermore, a prosecutor likely would not be able to prove that Altmore BDC provides the type or level of assistance required to show active participation in a criminal enterprise.

Proving the first element required for aiding and abetting liability, specific intent, is difficult where a company is providing legal ancillary business products or services to persons alleged to be violating federal law. Case law in this area recognizes that certain acts within the universe of state-regulated cannabis programs do not meet the specific intent threshold. Courts differentiate between people or entities who are actually participating in the underlying crime and those who are involved in otherwise legal, incidental roles.77 As discussed above, Altmore BDC’s only business with companies licensed in state cannabis programs is lending funds through arms-length transactions. The Company does not share revenues with its borrowers or have any stake in the business ventures of its customers in the form of a sales commission or revenue sharing arrangement.78 Proving specific intent is particularly difficult where, as here, a company is providing legal products and verifying its customers’ state licensure.

75 United States v. Zafiro, 945 F.2d 881 (7th Cir. 1991).

76 United States v. Colon, 549 F.3d 565 (7th Cir. 2008) (discussing Zafiro).

77 See Conant v. Walters, 309 F.3d 629, 635-36 (9th Cir. 2002) (doctor recommending cannabis to patient lacked specific intent); City of Garden Grove v. Superior Court, 157 Cal. App. 4th 355, 368 (2007) (police officers returning medical cannabis to patient would lack specific intent to violate CSA).

78 Altmore BDC Factual Certification ¶ 10.

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The second element for aiding and abetting, intent to violate the CSA, requires proof that “a person actively participates in a criminal venture with full knowledge of the circumstances constituting the charged offense.”79 While the Company lends to state-legal cannabis businesses, it does not have the affirmative intent to violate the CSA. Indeed, it has structured its business so that it does not violate the CSA. For example, it does not have any financial, or any interest in, whether any borrower achieves financial success selling cannabis products, and its loans are not dependent on or in any way tied to Cannabis Company licensees’ sales, revenues, profits or business success.80 As explained earlier in this letter, the principal and interest payments borrowers make do not increase with the borrowers’ profitability, and remain the same regardless of how financially successful the borrower is at any given time.

The third element of an aiding and abetting violation, requiring proof that an individual or entity actively participated in the commission of the underlying offense, does not encompass every activity or service that may ultimately assist the wrongdoer in committing a crime. If this element were interpreted this broadly, aiding and abetting could apply to all individuals and companies that deal with a Cannabis Company in states where cannabis has been legalized. Because the cannabis company is publicly licensed by a state government and operating openly, any number of individuals and entities, including, for instance, lawyers and accountants providing professional services to the Cannabis Company, public companies selling nutrients and lighting equipment for indoor cannabis cultivation, or banks, to whom FinCEN has provided guidance for banks handling payments from cannabis businesses, could easily know that the cannabis business is growing and/or selling cannabis while providing goods or services that further the business’s ability to succeed in its venture. In fact, many legal, public companies do without any, or even any threatened, criminal enforcement for aiding and abetting or other indirect violations of the CSA — e.g. Akerna (NASDAQ: KERN) (provider of seed-to-sale and point-of-sale tracking to state-legal Cannabis Companies); Greenlane Holdings, Inc. ((NASDAQ: GNLN) (distributor of vaporizers and smoking accessories to cannabis dispensaries); GrowGeneration Corp. (NASDAQ: GRWG) (chain of hydroponics stores in states that have legalized cannabis cultivation); AFC Gamma (NASDAQ: AFCG) (referenced earlier in this letter, a REIT providing loans to state cannabis licensees); India Globalization Capital, Inc. (NYSE AMERICAN: IGC) (a Maryland-based company that distributes patent-pending products for microdosing as well as cannabinoid based products); Innovative Industrial Properties Inc. (NYSE: IIPR) (REIT leasing properties for use as state-licensed cannabis facilities). All of these companies are publicly listed and openly state their business dealings with Cannabis Companies, but none has been subject to federal charges, due in part to the elements required to prove liability for indirect CSA violations, and also to the lack of enforcement priority, which we discuss later in this letter. There are plenty of other examples of service providers, like the Company, that transact with Cannabis Companies but would not be found guilty of aiding and abetting under the CSA. Similarly, state and local governments collecting tax revenue from licensed cannabis businesses “know” their tax constituents are selling controlled substances. Finally, insurance businesses providing services to state-legal cannabis entities “know” their customers are selling cannabis and provide services that further the business’s ability to succeed in its venture, particularly because in many state jurisdictions, insurance is required to obtain a state cannabis license.

79 See Rosemond v. United States, 134 S. Ct. 1240, 1248-49 (2014).

80 Altmore BDC Factual Certification ¶ 4.

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Accordingly, the inquiry focuses not just on knowledge, but on the type and level of assistance or participation, together with the individual’s intent. The “classic case” of aiding and abetting would be the getaway driver for a bank robbery, where the aider/abettor not only has full knowledge of the underlying offense but also purposefully acts in such a way as to actively and directly facilitate such offense.81 Providing legal products or services via arm’s length agreements, however, is not the kind of active participation in a criminal enterprise required to prove aiding and abetting liability.82 In the case of a lawyer providing legal services to a cannabis business, the lawyer “knows” that the business is violating the CSA, but receives a fee for service which is not dependent on the cannabis business achieving a certain level of revenues or profits. Active participation in the criminal venture would likely be even more challenging to prove with respect to a lender that, like the Company, and similar to the attorney described above, does not share revenues with its borrowers or take any type of commission or additional fees that are contingent upon any borrower’s business success.83 In this case, the Company acts like a bank which provides financial (depository and lending) services to a Cannabis Company, and it uses the same criteria that bank regulators have received regarding servicing Cannabis Companies to evaluate borrowers. While such a bank may inherently have knowledge of the underlying activity, it is highly unlikely that the company would be found to “actively participate” in the criminal enterprise when it simply provides financing that can be used for any general corporate purpose of the company. Additionally, as explained earlier in this letter, the Company does not make equity investments into Cannabis Companies, and also does not receive increased principal or interest payments on its loans if a borrower achieves a certain level of revenues or profitability. Providing debt financing to Cannabis Companies, the way the Company does, is not the type of “active participation” that constitutes an aiding and abetting offense.

81 See, e.g., United States v. Cejas, 761 F.3d 717, 728-29 (7th Cir. 2014), reh’g and suggestion for reh’g en banc denied (Oct. 20, 2014) (defendant parked truck in reverse in driveway, and carried a gun, suggesting he knew a drug deal was occurring and intended to help if necessary).

82 See In re: Way to Grow, Inc., 597 B.R. 111, 127 (Bankr. D. Colo. 2018) (company knowingly selling hydroponic equipment to customers in cannabis industry did not have specific intent to violate CSA because company’s intent was to sell product to any clientele engaged in hydroponic growing).

83 Altmore BDC Factual Certification ¶ 4.

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The managerial assistance outlined in the Factual Background Section above,84 even if in the extremely rare event that a borrower accepts the Company’s offer to provide any, would not result in aiding and abetting. All assistance offered is geared to locating financing and securing access to banking, as well as good financial hygiene and insurance coverage, but not to help a borrower with cannabis operations or, needless to say, to conceal cannabis operations or funds.85 The assistance only would help a company in the state-regulated cannabis industry operate legally and responsibly, with appropriate corporate governance, accounting procedures and insurance coverage.

2.	Conspiracy

A person or entity may be criminally liable for conspiring to violate the CSA.86 Conspiracy requires a showing that two or more people were in agreement to commit a crime and that all conspirators have the intent to commit the conspiracy’s objective, although each individual need not know all the details of the crime or all of the members of the conspiracy.87

While ancillary product or service providers may agree to provide the product and know of the cannabis company’s business, they are not necessarily agreeing to commit a crime or intending that objective. When the agreement is for the sale of goods or services and not dependent on the cannabis business committing any crime, the agreement should not be interpreted as one to commit a crime. Here, the agreements are simply for Altmore BDC to provide a loan — and the borrower to provide repayment — and the Company’s agreements are not contingent on any actual cultivation, distribution, sale or possession of cannabis.88

84 Altmore BDC Factual Certification ¶ 13.

85 Id.

86 21 U.S.C. § 846.

87 United States v. Caldwell, 589 F.3d 1323, 1329 (10th Cir. 2009).

88 Altmore BDC Factual Certification ¶ 11.

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Federal prosecution of ancillary service providers to the state-regulated cannabis industry on these grounds is, at this point, difficult to fathom against companies like the Company or the Investment Manager. In theory, conspiracy charges could be applied against any person knowingly contracting with a state-legal cannabis business, including even such innocuous actors as utility companies or hardware stores. Ancillary service providers to a state-legal industry, however, are not the sort of actors engaging in the kinds of actions that are targeted for federal prosecution.

In practice, federal prosecutors usually limit conspiracy charges to those who in some way were actually involved with the offense itself and actively desired for it to succeed, generally sharing in its success in some way — not every single person or entity who was aware of the objective and provided ancillary services in some manner. As mentioned above, Altmore BDC does not share revenues with borrowers or take any type of commission fee that is contingent upon the business success of its borrowers. These facts, in addition to the nature of its services, show that both Altmore BDC, and the Investment Manager, as well as any of their affiliates, lack the required mens rea for the underlying federal crime.

III.	THE DPL

Pursuant to the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863, it is unlawful to sell, transport in interstate commerce, or import/export “drug paraphernalia,” which the CSA defines as “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance…” 21 U.S.C. § 863(d). A fairly recent federal appellate court decision clarified that items which have a variety of legal uses, which are not specifically designed and manufactured to make and consume controlled substances, are not necessarily considered drug paraphernalia under the DPL without strong evidence indicating otherwise. See United States v. Romans, 823 F.3d 299, 318 (5th Cir. 2016) (in holding that a hydroponic system did not meet the definition of “drug paraphernalia” the court reasoned that it was not “clearly and directly related to the production, distribution, or consumption of drugs.”).

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For the same reasons that the loans to Cannabis Companies complying with state laws do not violate the CSA, they do not violate the DPL. In addition, regarding items that may otherwise be considered drug paraphernalia, the CSA exempts from criminal liability “any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items.” 21 U.S.C. § 863(f)(1). To the extent any Cannabis Companies to which the Company provides debt financing sells or possesses items primarily intended or designed for use with cannabis, the items are authorized by state law legalizing cannabis and such items for that use, and the items and related activities are exempt under section 863(f)(1).

Based on the foregoing, it is our opinion that the Company will not violate Section 863 of the CSA, will not be liable for aiding and abetting a violation of Section 863 of the CSA or be liable for conspiring to violate Section 863 of the CSA.

IV.	THE MCA

U.S. federal money laundering laws (18 U.S.C. § 1956) criminalize monetary transactions involving proceeds of “specified unlawful activity,” which includes violating the CSA. Broadly speaking, section 1956 criminalizes financial transactions involving the proceeds of specified unlawful activities that (1) conceal the nature, source, or ownership of proceeds they produced; (2) promote further illegal offenses; or (3) evade reporting requirements.

Neither the Investment Manager nor the Company is violating section 1956. The Company deliberately operates its business openly, does not accept cash payments from its customers, and has an AML policy, which includes procedures to assure transparency of the sources of funds.89 Absent particular circumstances (such as deliberately disguising the source of funds or reinvesting them in the underlying criminal activity, neither of which is applicable here), proving that an ancillary service provider violated section 1956 is difficult. Generally, an ancillary service provider neither specifically intends to promote the underlying activity nor (absent other action) has knowledge that the transaction is designed to conceal the source of such funds.

Furthermore, the Company’s business activities fall well outside the kinds of transactions that the U.S. government has been targeting for money laundering enforcement. Most of these cases involve international money laundering, criminal, and sham enterprises, or bribery within legitimate businesses, none of which is even remotely involved here. These cases demonstrate how the federal government is choosing to allocate its limited resources for enforcement of money laundering statutes, with a focus on international crime rings.90 Moreover, despite the proliferation of state-legal cannabis activity throughout the United States, no cases have been brought for violations of section 1956 against state-licensed cannabis companies within the past six years.

89 Altmore Anti-Money Laundering Policy and Procedure. See also Altmore Factual Certification ¶¶ 14-16.

90 For example, recent money laundering prosecutions include: (1) U.S. v. Wu, 1:20-cr-00015 (E.D. Va. 2020) (Chinese National pleaded guilty to money laundering of proceeds from large-scale cocaine trafficking of Latin American drug trafficking organizations in the U.S.); (2) U.S. v. Chatburn Ripalda, No. 18-20312-CR, 2019 WL 2716237 (S.D. Fla. June 28, 2019) (Miami-based financial advisor pleaded guilty to participating in a money laundering conspiracy related to a scheme to pay bribes to officials of Ecuador’s state-owned and state-controlled oil company, in violation of the Foreign Corrupt Practices Act (FCPA), and also money-laundering statutes); (3) U.S. v. Zong, Civil No. 3:20-cv-00126-JMK (U.S. District Court D. Alaska, 2016) (U.S. Citizen conspired with three Iranian nationals to conduct fraudulent transactions to convert and remove Iranian funds from Korean bank accounts and laundered the proceeds into shell companies both in the U.S. and abroad).

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In addition to the courts, financial regulators have considered how to approach receiving payments from marijuana businesses. FinCEN provided guidance for banks handling payments from cannabis businesses, and is a helpful guidepost to businesses like the Company’s in determining best practices for evaluating different types of cannabis businesses and their risk profiles.91 The Company requires that their borrowers adhere to the factors FinCEN considers when determining whether a cannabis business is higher or lower risk, which incorporate the Cole Memorandum priorities by reference.92 The FinCEN Guidance distinguishes between state licensed cannabis businesses who are operating in compliance with state law as a lower risk category and unlicensed cannabis businesses which also implicate one of the Cole Memorandum priorities, such as selling cannabis to minors as a higher risk category for banks.93 The Company incorporates these factors into their AML policy, and through its due diligence process, requires that Cannabis Companies it lends to exceed the FinCEN guidance expectations, which provide minimum standards for risk mitigation.

Based on the foregoing, it is our opinion that the Company’s lending activity will not constitute an offense under Section 1956 (i.e., obtaining proceeds from an unlawful activities) or constitute aiding and abetting an offense under the MCA.

IV.	ENFORCING FEDERAL LAWS

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Administration (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.94 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.95 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor's] discretion.”96 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.97

91 FinCen. BSA Expectations Regarding Marijuana-Related Businesses. https://www.fincen.gov/resources/statutes-regulations/guidance/bsa-expectations-regarding-marijuana-related-businesses. Neither the Investment Manager nor the Company files FinCEN suspicious activity reports, as neither is a financial institution required to do so.

92 Altmore BDC AML Policy.

93 See FinCen.

94 See 21 U.S.C. §§ 822(a) and 812(c).

95 Oyler v. Boles, 368 U.S. 448 (1962).

96 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

97 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

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With respect to business organizations, such as the Company, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:98

•	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

•	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

•	The business organization's history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

•	The business organization's identification of individuals responsible for the misconduct and production of misconduct information;

•	The existence, effectiveness, and enforcement of the business organization's pre-existing compliance program;

•	The business organization's timely and voluntary disclosure of wrongdoing;

•	The business organization's remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

•	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

•	The adequacy of remedies such as civil or regulatory enforcement actions; and

•	The adequacy of the prosecution of individuals responsible for the business organization's malfeasance.

98 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

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B.	DOJ Position on Enforcement of Federal Cannabis Laws

The absence of any prosecutions over the last at least six years of state law compliant cannabis companies, let alone their vendors or those providing financial services, is relevant. The federal government has not even indicated that it will start enforcing the federal cannabis prohibition against those companies, and no industry observer has suggested that mass federal enforcement of federal cannabis laws is anticipated.

Since December 2014 (more than six full years), companies strictly complying with state medical cannabis laws have also been protected against enforcement by a provision (originally called the Rohrabacher-Farr amendment, now known as the Joyce amendment) in the Omnibus Spending Bill, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level. Courts have interpreted the provision to bar the DOJ from prosecuting any person or entity in strict compliance with state medical cannabis laws. Additionally, because the Joyce amendment bars prosecutions of state-compliant medical cannabis companies, a court would bar related charges against entities providing services or products to the company complying with a state medical cannabis law. The federal government would be barred from prosecuting Altmore Capital or the Company for providing services to businesses with state medical cannabis licenses. Moreover, in that six-year period, and even during the tenure of Jeff Sessions as U.S. Attorney General, the federal government has brought no criminal enforcement against any state-law compliant cannabis companies at all, not just those involved with medical cannabis.

There is no reason to believe that enforcement will increase under President Biden. He has promised federal reform on cannabis, including decriminalization generally. According to the Biden website, a Biden Administration “will decriminalize cannabis use and automatically expunge prior convictions. And, he will support the legalization of cannabis for medical purposes, leave decisions regarding legalization for recreational use up to the states, and reschedule cannabis as a schedule II drug so researchers can study its positive and negative impacts.”99 The Biden-Sanders Unity Platform, which was released at the time President Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level;” “allow states to make their own decisions about legalizing recreational use;” and “automatically expunge all past marijuana convictions for use and possession.”100 Biden’s pledge to “decriminalize” cannabis may be reasonably interpreted to mean that any Attorney General under his administration will order U.S. Attorneys not to enforce the federal cannabis prohibition against state law compliant entities and others legally transacting business with them.101

99 Biden-Harris, “The Biden Plan for Strengthening America’s Commitment to Justice,” https://joebiden.com/justice/.

100 Biden-Sanders Unity Task Force Recommendations: Combating The Climate Crisis And Pursuing Environmental Justice, https://joebiden.com/wp-content/uploads/2020/08/UNITY-TASK-FORCE-RECOMMENDATIONS.pdf.

101 See, e.g., John Schroyer, Biden to tap Merrick Garland for attorney general, offering stark contrast to anti-cannabis AGs under Trump, Marijuana Business Daily (Jan. 6, 2021), https://mjbizdaily.com/biden-to-tap-merrick-garland-for-attorney-general/.

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Judge Merrick Garland serves as the U.S. Attorney General under the Biden administration. Judge Garland has not publicly expressed any negative views toward cannabis legalization or decriminalization. During his confirmation hearing before the U.S. Senate, Judge Garland testified that prosecuting companies in “states that have legalized and that are regulating marijuana, either medically or otherwise,” would not be a “useful use of limited resources.”102

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, in our opinion, neither the Company nor its shareholders will violate federal law, and specifically the CSA, DPL, or MCA by way of the Company’s debt financings into Cannabis Companies. Altmore BDC does not directly or indirectly violate the CSA, does not have the criminal intent for aiding and abetting or conspiracy theories, also does not violate the DPL, and is not engaged, or planning to engage, in money laundering.

Furthermore, the U.S. government’s history of enforcement and statements about this legal area indicate that any claim against a company like the Investment Manager’s or the Company is highly unlikely. Last, the long standing Joyce amendment protection of state-legal medical cannabis businesses would bar a federal criminal claim against the Investment Manager and the Company for services to those businesses. In conclusion, as explained in this Opinion, the Company’s business will not violate U.S. federal law or the law in any jurisdiction where the Company operates.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form N-2, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

102 See Attorney General Nominee Merrick Garland Testifies at Confirmation Hearing, https://www.c-span.org/video/?508877-1/attorney-general-nominee-merrick-garland-testifies-confirmation-hearing

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Very Truly Yours,

/s/ Eric P. Berlin

Eric P. Berlin
Partner
Dentons US LLP

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